Exhibit 10.1

MEMORANDUM REGARDING SERVICES

OF REBECCA HERSHINGER

1. Engagement. You are being engaged as the Chief Financial Officer of the Company commencing on the confirmation thereof by the Board of Directors. You will have such duties and responsibilities as are customary for similar executives acting as Chief Financial Officer of a public company. We agree that your services will be non-exclusive and part-time to the Company but that such services will be rendered on a priority basis. You will report to the Chief Executive Officer and the Board of Directors of the Company.

2. Services and Compensation. As the Chief Financial Officer, you will be expected to supervise the accounting staff of the Company especially as it relates to the management of the Company’s independent auditors and preparation for filing of the Company’s SEC reports. Your compensation will be structured as follows:

A.	$20,000 will be paid to you ratably over the next 6 weeks to cover your services in connection with the preparation and filing of the Company’s Q3 2014 10Q, any changes to the Company’s accounting systems and procedures deemed necessary, preparation of required 8K reporting as needed, assistance with the 2015 forecast, as well as your general accounting and financial advice that come up in the ordinary course of business through the course of the following eight months.
B.	We will guarantee you $25,000 in respect of all services in connection with the preparation and filing of the Company’s 2014 10K with the understanding that such amount represents a minimum of 200 hours. If it were to take more than 200 hours, you will bill us at 50% of your customary hourly rate capped at 50 hours (an additional $3,125) for a total maximum of $28,125. The guaranteed payment and any overages will be paid ratably over the three month period prior to the filing date of the Company’s 2014 10K on a bi-weekly basis.
C.	$10,000 will be paid to you ratably over the 6 weeks period prior to the filing date of the Company’s 2015 Q1 10Q to cover your services in connection with the preparation and filing of that report payable on a bi-weekly basis.
D.	Any significant transactions or projects outside of the scope of the items specifically listed above and outside of the normal course of business would be billed hourly at your customary hourly rate. In the interest of clarity, items that are outside of the scope of the above paragraphs include but are not limited to mergers, business acquisitions or dispositions; the issuance of any complex debt or equity instruments; the adoption of an Omnibus stock options plan, etc. Tasks related to these types of transactions could include but are not limited to initial assessment of the accounting treatment and financial reporting requirements, assistance in drafting the required documentation (for example, an Omnibus stock option plan, securities purchase agreements, merger agreements, etc.), assistance in drafting any required related SEC filings such as 8-Ks, S-1s, or S-8s, and the final accounting treatment and disclosure required in the relevant 10Q or 10K.
E.	Your compensation at the end of the 8 month period will be subject to mutual good faith negotiations.
F.	Out-of-pocket direct expenses incurred by CFO Advisory Services, Inc. for the clear benefit of the Company will be billed separately. Out of pocket costs include, but are not limited to travel, reproduction and shipping costs.

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3. Independent Contractor Status.

A. It is understood and agreed that the performance of any services in respect of this Agreement is not intended to and does not create the relationship of employer-employee, for any purposes whatsoever, the relationship between such parties, including the Company on the one hand and CFO Advisory Services, Inc. on the other hand, being intended to be that of independent contracting parties only.

B. You shall not be entitled to receive, and shall not receive any Company employee fringe benefits including but not limited to life, health or accident insurance coverage, vacation or pension benefits, if any. It is understood that you will be covered by the Company’s directors and officer’s liability insurance.

4. Confidentiality. You agree that during and after the term of your engagement with the Company, you will hold all confidential or proprietary information of the Company in the strictest confidence, and you will not use or exploit or otherwise disclose any such information other than as necessary in the course of your engagement or as required by applicable law and as disclosed to and approved by the Company.

If you are in agreement with the above outline please sign a copy of this letter. We are very pleased and excited that you will be joining us and know that you will be an excellent addition to our team.

Genius Brands International, Inc.

By: /s/ Gregory B. Payne

Name: Gregory B. Payne

Title: EVP

Engagement Accepted and Agreed as of the

Date first written above:

CFO Advisory Services, Inc.

/s/ Rebecca D. Hershinger

Rebecca D. Hershinger

Principal

Date 10/24/2014

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